Exhibit 99.1

Summit Financial Services Announces Revenues and Earnings for 2006

April 2, 2007—Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) today announced its revenues and net income for fiscal year 2006. For the year ended December 31, 2006, the Company reported revenues of $29,364,833, a nearly 33% increase over the $22,146,033 in revenues reported for the year ended December 31, 2005. For the 2006 period, the Company reported net income of $619,250, versus a loss of $260,289 for 2005. Earnings per share, both basic and diluted, were $0.02 for 2006, compared with a loss per share of ($0.01) for 2005.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “Given the dynamics of the independent brokerage industry, we are pleased with the improvement in both revenues and earnings when compared with our results for 2005. These results could not have been achieved without the support and commitment of our financial advisors and their staff, as well as our home office employees, whose contributions to our success cannot be overstated. For 2007 we will continue to invest in our recruiting efforts and infrastructure as part of our continuing commitment to our financial advisors and employees.”

The Company is a Florida-based financial services firm that provides a broad range of securities brokerage and investment services, primarily to individual investors. The Company currently offers its services through a network of approximately 200 financial advisors, and its business plan is focused primarily on increasing its network of affiliated financial advisors by acquisitions, as well as by recruitment.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934 (as amended), and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida – Steven C. Jacobs, CFO, 561-338-2600.